                                                                     EXHIBIT 4.3

              FIRST SUPPLEMENTAL INDENTURE, dated as of May 13, 1996, among AMSCO INTERNATIONAL, INC., a corporation duly organized and validly existing under the laws of the State of Delaware, having its principal office at Two Chatham Center, Suite 1100, 112 Washington Place, Pittsburgh, Pennsylvania 15219 (the "Company"), STERIS CORPORATION, a corporation duly organized and validly existing under the laws of the State of Ohio, having its principal office at 5960 Heisley Road, Mentor, Ohio 44060 ("STERIS"), and THE BANK OF NEW YORK, a banking corporation duly organized and validly existing under the laws of the State of New York, as Trustee (the "Trustee").

                                 R E C I T A L S

              WHEREAS, the Company has heretofore executed and delivered to the Trustee a certain Indenture, dated as of October 15, 1992 (the "Indenture"), providing for the issuance by the Company of $100,000,000 principal amount of its 4 1/2% 6 1/2% Step-Up Convertible Subordinated Debentures due 2002 (the "Securities");

              WHEREAS, pursuant to a Restated Agreement and Plan of Merger dated as of December 16, 1995 and restated as of March 28, 1996 (the "Merger Agreement"), among STERIS, STERIS Acquisition Corporation, a newly-formed wholly-owned subsidiary of STERIS ("STERIS Acquisition") and the Company, STERIS Acquisition is merging with and into the Company (the "Merger") effective May 13, 1996 (or on such other date as the parties may agree) with the Company being the survivor of the Merger and becoming a wholly-owned subsidiary of STERIS;

              WHEREAS, Section 11.16 of the Indenture provides that if the Company is a party to a merger which reclassifies or changes its outstanding Common Stock, the successor corporation shall enter into a supplemental indenture which provides for the conversion of the Securities;

              WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture in a form satisfactory to the Trustee without notice to or consent of any Securityholder in order to comply with the provisions of Section 11.16 of the Indenture and to make any other change that does not adversely affect the rights of any Securityholder; and

              WHEREAS, all things necessary to authorize the assumption by STERIS as a joint and several obligor with the Company of the Company's obligations under the Indenture and to make this First Supplemental Indenture, when executed by the parties hereto, a valid and binding supplement to the Indenture have been done and performed.

              NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:

              SECTION 1. ASSUMPTION OF OBLIGATIONS. STERIS hereby expressly assumes as a joint and several obligor with the Company, from and after the Effective Time

(as defined in the Merger Agreement), the due and punctual payment of the principal of and interest on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed. The Holders of the Outstanding Securities as of the date hereof shall have the right hereafter to receive securities of STERIS in exchange for such Securities with a Market Value equal to the principal amount of such Securities.

              SECTION 2. CONVERSION PRIVILEGE. Sections 11.01 through 11.15 of the Indenture providing for the conversion of the Securities into Common Stock of the Company are hereby replaced in their entirety by the following privilege of conversion of Securities into STERIS Common Shares, without par value ("STERIS Common Shares" or "Common Shares"). As of the date hereof, the Holders of the Securities shall have the right hereafter to convert such Securities into STERIS Common Shares, at any time during the period stated in paragraph 8 of the Securities. The number of STERIS Common Shares issuable upon conversion of the Securities by a Holder is determined by dividing the principal amount to be converted by the conversion price in effect on the conversion date, rounding the result to the nearest 1/100th of a share.

              The initial conversion price is $65.43 principal amount per STERIS Common Share. The conversion price is subject to adjustment in accordance with
(e) through (j) below.

              A Holder may convert a portion of a Security if the portion is $1,000 or a whole multiple of $1,000. Provisions of the Indenture and this First Supplemental Indenture that apply to conversion of all of a Security also apply to conversion of a portion of it.

              (a) CONVERSION PROCEDURE. To convert a Security a Holder must satisfy the requirements in paragraph 8 of the Securities. The date on which the Holder satisfies all those requirements is the conversion date. As soon as practicable, STERIS shall deliver to the Holder through the Conversion Agent a certificate for the number of whole Common Shares issuable upon the conversion and a check in lieu of any fractional share that would otherwise be issued. The person in whose name the certificate is registered shall be treated as a shareholder of record on and after the conversion date.

              Except as provided below, no adjustment will be made on conversion of a Security for interest accrued thereon or for dividends on Common Shares issued on conversion. STERIS's delivery to the Holder of the fixed number of Common Shares (and any cash in lieu of fractional shares) into which the Security is convertible shall be deemed to satisfy the obligation of STERIS and the Company to pay the principal amount of the Security and all accrued interest and original issue discount that has not previously been paid. The Common Shares so delivered shall be treated as issued first in payment of accrued interest and original issue discount and then in payment of principal. Thus, accrued interest and original issue discount shall be treated as paid rather than cancelled, extinguished or forfeited. If a Security is surrendered for conversion after the close of business on any regular record date for payment of interest and before the opening of business on the




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corresponding interest payment date, then (i) notwithstanding such conversion, the interest payable on such interest payment date will be paid in cash to the Person in whose name the Security is registered at the close of business on such record date, and (ii) (other than a Security or a portion of a Security that has been called for redemption on a Redemption Date occurring either (x) during such period or (y) after such period, but with respect to which the last day on which a Security may be converted occurs during such period) when so surrendered for conversion, the Security must be accompanied by payment of an amount equal to the interest payable on such interest payment date. The interest payment with respect to a Security (or portion of a Security) called for redemption on a Redemption Date occurring on a date during the period after the close of business on a date that would be any regular record date (if a call for redemption had not been made) next preceding a date that would be any interest payment date (if a call for redemption had not been made) to the close of business on the fifth day after the corresponding interest payment date and converted during such period, shall be payable in cash on such interest payment date to the Holder of such Security at the close of business on such regular record date; the Holder shall not be required to pay an amount equal to the interest payable on such interest payment date upon conversion except under the circumstances in which (1) the Holder converts the Security after the close of business on the regular record date for such interest payment and before the opening of business on such interest payment date and (2) the last date on which the Security may be converted occurs on or after such interest payment date. A Holder may convert a portion of a Security if the portion is $1,000 principal amount or an integral multiple thereof.

              If a Holder converts more than one Security at the same time, the number of full shares issuable upon the conversion shall be based on the total principal amount of the Securities converted.

              Upon surrender of a Security that is converted in part the Trustee shall authenticate for the Holder a new Security equal in principal amount to the unconverted portion of the Security surrendered.

              If the last day on which a Security may be converted is a Legal Holiday in a place where the Conversion Agent is located, the Security may be surrendered to that Conversion Agent on the next succeeding day that is not a Legal Holiday.

              In the event that any Holder pays any amount to the Trustee as Conversion Agent pursuant to this Section the Trustee shall promptly pay such amount to STERIS or the Company.

              (b) FRACTIONAL SHARES. STERIS will not issue a fractional Common Share upon conversion of a Security. Instead STERIS will deliver its check for the current market value of the fractional share. The current market value of a fraction of a share is determined as follows: Multiply the Closing Price on the business day next preceding the date of conversion of a whole Common Share by the fraction. Round the result to the nearest cent.





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              (c) TAXES ON CONVERSION. If a Holder of a Security converts it,
STERIS or the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Shares upon the conversion. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than the Holder's name.

              (d) STERIS TO PROVIDE COMMON SHARES. STERIS shall reserve out of its authorized but unissued Common Shares or its Common Shares held in treasury enough Common Shares to permit the conversion of all of the Securities.

              All Common Shares which may be issued upon conversion of the Securities shall be validly issued, fully paid and non-assessable.

              STERIS and the Company will endeavor to comply with all securities laws regulating the offer and delivery of the Common Shares upon conversion of Securities and will endeavor to list such shares on The National Association of Securities Dealers Automated Quotation National Market ("NASDAQ National Market").

              (e) ADJUSTMENT FOR CHANGE IN COMMON SHARES. If STERIS:

              1. pays a dividend or makes a distribution on its Common Shares in the form of its Common Shares;

              2. subdivides its outstanding Common Shares into a greater number of shares;

              3. combines its outstanding Common Shares into a smaller number of shares;

              4. pays a dividend or makes a distribution on its Common Shares in the form of preferred shares; or

              5. issues by reclassification of its Common Shares any Common or Preferred Shares,

then the conversion privilege and the conversion price in effect immediately prior to such action shall be adjusted so that the Holder of a Security thereafter converted may receive the number of Common Shares which he would have owned immediately following such action if he had converted the Security immediately prior to such action.

              The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

              If after an adjustment a Holder of a Security upon conversion of it may receive shares of two or more classes of capital stock of STERIS, the Board of Directors of




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STERIS shall in good faith determine the allocation of the adjusted conversion price between the classes of capital stock. After such allocation, the conversion privilege and the conversion price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to the Common Shares in this Section.

              (f) ADJUSTMENT FOR COMMON SHARES ISSUED BELOW MARKET PRICE.

              (1) Subject to item (2) below, if STERIS issues Common Shares (other than pursuant to conversion of the Securities or the exercise, conversion or exchange of other securities (including any stock option) exercisable, convertible or exchangeable into Common Shares) or rights, options or warrants to subscribe for or purchase Common Shares, or any securities convertible into or exchangeable for Common Shares, or rights, options or warrants to subscribe for or purchase such convertible or exchangeable securities (excluding Common Shares, rights, options, warrants therefor or convertible or exchangeable securities or rights, options or warrants therefor issued in transactions described in Subsection (g)) at a Price Per Share (as defined and determined according to the formula given below) lower than the Current Market Price (as determined pursuant to Subsection (i)) on the date of such issuance, the conversion price shall be adjusted in accordance with the following formula:

                                            R
                                            -
                              AC = CC x O + M
                                        -----
                                        O + N

where

AC =     the adjusted conversion price.

CC =     the then current conversion price.

O  =     the number of Common Shares outstanding immediately prior to such issuance. The number of Common Shares at any time outstanding shall not include shares held in the treasury of STERIS but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares.

N  =     the "Number of Shares," which (i) in the case of Common Shares is the number of shares issued; (ii) in the case of rights, options or warrants to subscribe for or purchase Common Shares or of securities convertible into or exchangeable for Common Shares, is the maximum number of Common Shares initially issuable upon exercise, conversion or exchange thereof; and (iii) in the case of rights, options or warrants to subscribe for or purchase convertible or exchangeable securities, is the maximum number of Common Shares initially issuable upon the conversion or exchange of the convertible or exchangeable securities issuable upon the exercise of such rights, options or warrants.

R  =     the aggregate proceeds received or receivable by STERIS which (i) in the case of Common Shares is the total amount received or receivable by STERIS in




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



         consideration for the sale and/or issuance of the Common Shares; (ii) in the case of rights, options or warrants to subscribe for or purchase Common Shares or of securities convertible into or exchangeable for Common Shares, is the total amount received or receivable by STERIS in consideration for the sale and/or issuance of such rights, options, warrants or convertible or exchangeable securities, plus the minimum aggregate amount of additional consideration payable to STERIS upon exercise, conversion or exchange thereof; and (iii) in the case of rights, options or warrants to subscribe for or purchase convertible or exchangeable securities, is the total amount received or receivable by STERIS in consideration for the sale and/or issuance of such rights, options or warrants, plus the minimum aggregate consideration payable to STERIS upon the exercise thereof, plus the minimum aggregate amount of additional consideration payable upon the conversion or exchange of the convertible or exchangeable securities; PROVIDED that in each case the proceeds received or receivable by STERIS shall be deemed to be the amount of gross cash proceeds without deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or any expenses incurred in connection therewith.

M  =     the Current Market Price for one Common Share on the date of issue of the Common Shares or the rights, options or warrants to subscribe for or purchase Common Shares or the securities convertible into or exchangeable for Common Shares or the rights, options or warrants to subscribe for or purchase convertible or exchangeable securities.

              "Price Per Share" shall be defined and determined according to the following formula:

                             P = R
                                 -
                                 N

where

P =      Price Per Share

and R and N have the meanings assigned above.

              If STERIS shall issue its Common Shares or rights, options, warrants or convertible or exchangeable securities for a consideration consisting, in whole or in part, of property other than cash (including personal services) the amount of such consideration shall be determined in good faith by the Board of Directors whose determination shall be conclusive and evidenced by a resolution of the Board of Directors filed with the Trustee.

              The adjustment shall be made successively whenever any such additional Common Shares or such rights, options, warrants or convertible or exchangeable securities are issued, and shall become effective immediately after the date of issue of such shares, rights, options, warrants or convertible or exchangeable securities.




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




              To the extent that such rights, options or warrants expire unexercised or to the extent any convertible or exchangeable securities are redeemed by STERIS or otherwise cease to be convertible or exchangeable into Common Shares, the conversion price shall be readjusted to the conversion price which would then be in effect had the adjustment made upon the date of issuance of such rights, options, warrants or convertible or exchangeable securities been made upon the basis of the issuance of rights, options or warrants to subscribe for or purchase only the number of Common Shares as to which such rights, options or warrants were actually exercised and the number of Common Shares that were actually issued upon the conversion or exchange of the convertible or exchangeable securities.

              (2) No adjustment to the conversion price shall be made pursuant to item (1) above in connection with the issuance of any Common Shares, any rights, options or warrants to subscribe for or purchase Common Shares or any securities convertible into or exchangeable for Common Shares, or any rights, options or warrants to subscribe for or purchase such convertible or exchangeable securities at a Price Per Share lower than the current market price on the date of such issuance which are issued pursuant to any firm commitment or best efforts underwritten public offering for cash.

              (g) ADJUSTMENT FOR OTHER DISTRIBUTIONS. If STERIS distributes to all holders of its Common Shares any of its assets or debt securities or any rights or warrants to purchase assets or debt securities of STERIS, the conversion price shall be adjusted in accordance with the formula:

                           AC = CC x (O X M) - F
                                      ----------
                                      O x M

where:

AC =   the adjusted conversion price.

CC =   the then current conversion price.

O  =   the number of Common Shares outstanding on the record date mentioned below.

M  =   the Current Market Price per Common Share on the record date mentioned below.

F  =   the aggregate fair market value on the record date of the assets, securities, rights or warrants distributed. The Board of Directors of STERIS shall in good faith determine the fair market value.

              The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution.

              This Subsection does not apply to (i) cash dividends or distributions in each case to the extent made from the retained earnings (determined as of the end of the




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most recent period for which financial statements prepared in accordance with generally accepted accounting principles are available) of STERIS, (ii) to reclassifications or distributions referred to in subsection (e), or (iii) distributions of securities referred to in subsection (f).

              (h) ADJUSTMENT FOR CERTAIN TENDER OFFERS AND STOCK PURCHASES. In case a tender offer made by STERIS or any Subsidiary of STERIS for all or any portion of STERIS's Common Shares shall expire, or there shall be consummated a purchase or series of related purchases (a "purchase") by STERIS or any Subsidiary of STERIS of all or any portion of STERIS's Common Shares, and such tender offer or purchase shall involve an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be made in good faith and shall be conclusive and described in a Board Resolution) on the last time (the "Expiration Time") tenders may be made pursuant to such tender offer, or immediately prior to the consummation of such purchase, that, together with the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be made in good faith and shall be conclusive and described in a Board Resolution), as of the Expiration Time, of other consideration payable in respect of any tender offer or purchase by STERIS or a Subsidiary of STERIS for or of any portion of STERIS's Common Shares expiring within the 12 months preceding the Expiration Time and in respect of which no conversion price adjustment pursuant to this subsection (h) has been made, exceeds 12 1/2% of the product of the Current Market Price of the Common Shares on the Expiration Time times the number of Common Shares outstanding (including any tendered shares) on the Expiration Time, the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be (i) the product of the Current Market Price per share of the Common Shares on the Expiration Time times the number of Common Shares outstanding (including any tendered or purchased shares) on the Expiration Time minus (ii) the fair market value (determined as aforesaid) of the aggregate consideration paid or payable to shareholders pursuant to the tender offers or purchases within the preceding 12 months as of the Expiration Time (the "Purchased Shares") and the denominator shall be the product of (i) such Current Market Price per share on the Expiration Time times (ii) such number of outstanding shares on the Expiration Time less the number of Purchased Shares, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time. No adjustment pursuant to this subsection
(h) shall result in an increase in the conversion price.

              (i) CURRENT MARKET PRICE. The current market price (the "Current Market Price") per Common Share on any date shall be the average of the Closing Prices for the five consecutive Business Days immediately preceding the date in question.

              (j) WHEN ADJUSTMENT MAY BE DEFERRED. No adjustment in the conversion price need be made unless the adjustment would require an increase or decrease of at least 1% in the conversion price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment; PROVIDED that any adjustment




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



carried forward shall be deferred not in excess of three years, whereupon any adjustment to the conversion price will be effected.

              All calculations under this Section shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

              (k) WHEN NO ADJUSTMENT REQUIRED. Except as set forth in Subsection
(f), no adjustment in the conversion price shall be made because STERIS issues, in exchange for cash, property or services, Common Shares, or any securities convertible into Common Shares, or securities carrying the right to purchase Common Shares or such convertible securities.

              No adjustment in the conversion price need be made for rights to purchase Common Shares pursuant to a STERIS plan for reinvestment of dividends or interest.

              (l) NOTICE OF ADJUSTMENT. Whenever the conversion price is adjusted, STERIS shall promptly mail to Securityholders a notice of the adjustment setting forth the adjusted conversion price. STERIS shall file with the Trustee an Officers' Certificate or a certificate from STERIS's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct, absent manifest error, and the Trustee shall not be deemed to have knowledge of facts that would require an adjustment unless and until a Trust Officer has received a certificate describing the adjustment.

              (m) NOTICE OF CERTAIN TRANSACTIONS. If:

              (1) STERIS proposes to take any action that would require an adjustment in the conversion price;

              (2) STERIS proposes to take any action that would require a further supplemental indenture pursuant to subsection (o); or

              (3) there is a proposed liquidation or dissolution of STERIS,

STERIS shall mail to Securityholders a notice stating: (a) the proposed record date for a dividend or distribution or if there is no record date, the date of which the holders of Common Shares of record entitled thereto are to be determined or (b) the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution or (c) the date on which a tender offer commenced or a stock purchase is agreed to or consummated, the date on which a tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). STERIS shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.





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              SECTION 3. JOINT AND SEVERAL OBLIGATION. STERIS and the Company,
from and after the Effective Time, by virtue of the aforesaid assumption by STERIS and the delivery of this First Supplemental Indenture, shall be joint and several obligors under the Indenture and each may exercise every right and power of the Company under the Indenture with the same effect as if STERIS had been named as a joint obligor with the Company in the Indenture.

              SECTION 4. REPRESENTATIONS AND WARRANTIES. STERIS, as of the date of execution of this First Supplemental Indenture, represents and warrants that:
(i) it is a corporation organized and existing under the laws of the State of Ohio; (ii) it has full corporate power and authority to execute and deliver this First Supplemental Indenture and to perform its obligations under this First Supplemental Indenture in accordance with its terms; and (iii) the execution, delivery and performance of this First Supplemental Indenture will not violate, conflict with or constitute a breach of, or a default under, its Amended and Restated Article of Incorporation or Regulations, or any other material agreement or instrument to which it is a party or which is binding on it or its assets, and will not result in the creation of any lien on, or security interest in, any of its assets.

              The Company, as of the date of execution of this First Supplemental Indenture, represents and warrants that: (i) it is a corporation organized and existing under the laws of the State of Delaware; (ii) it has full corporate power and authority to execute and deliver this First Supplemental Indenture and to perform its obligations under this First Supplemental Indenture in accordance with its terms; and (iii) the execution, delivery and performance of this First Supplemental Indenture will not violate, conflict with or constitute a breach of, or a default under, its Certificate of Incorporation or Bylaws, or any other material agreement or instrument to which it is a party or which is binding on it or its assets, and will not result in the creation of any lien on, or security interest in, any of its assets.

              SECTION 5. COVENANTS. All covenants and agreements in this First Supplemental Indenture by STERIS and the Company shall bind their respective successors and assigns, whether so expressed or not.

              SECTION 6. NOTICES. Pursuant to Section 12.02 of the Indenture, any notices or other communications required or permitted under the Indenture and this First Supplemental Indenture shall be given or furnished to, or filed with the Company in care of STERIS at 5960 Heisley Road, Mentor, Ohio 44060-1868.

              SECTION 7. SEPARABILITY. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

              SECTION 8. NO THIRD PARTY BENEFITS. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture, and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.





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



              SECTION 9. CONTINUANCE OF INDENTURE. This First Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof. The Indenture, as supplemented by this First Supplemental Indenture, shall continue in full force and effect. This First Supplemental Indenture shall become effective at the Effective Time.

              SECTION 10. GOVERNING LAW. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

              SECTION 11. DEFINED TERMS. All capitalized terms used in this First Supplemental Indenture which are defined in the Indenture but not otherwise defined herein shall have the same meanings assigned to them in the Indenture.

              SECTION 12. COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.






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



              IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                AMSCO INTERNATIONAL, INC.


                                By: /s/ STEVEN F. KREGER
                                    --------------------
                                Name:  Steven F. Kreger
                                Title: Vice President, Chief Financial Officer

Attest:

William J. Rieflin
- ------------------


                                STERIS CORPORATION

                                By: /s/ BILL R. SANFORD
                                    -------------------
                                Name:  Bill R. Sanford
                                Title: Chairman, President
                                       & Chief Executive Officer

Attest:

Joseph M. Kamer
- ---------------

                                THE BANK OF NEW YORK, as
                                TRUSTEE

                                By: /s/ LUCILLE FIRRINCIELI
                                    -----------------------
                                Name:  Lucille Firrincieli
                                Title: Assistant Vice President

Attest:

Paul Schmalzel
- --------------


                                      -12-